Exhibit 10.29

ALLONGE TO
8% SUBORDINATED NOTE

This Allonge (the "Allonge"), dated as of November 7, 2011, is attached to and forms a part of an 8% Subordinated Note, dated May 31, 2011 (collectively, the "Note"), made by Digital Ally, Inc., a Nevada corporation (the "Company"), payable to the order of _______________ (the "Holder") in the original principal amount of $1,500,000.

1.   Paragraph 3 of the Note is hereby amended and restated in its entirety as follows:

Maturity Date and Pre-Payments.  This Note shall be due and payable in full, including all accrued Interest thereon, on May 30, 2013 (the "Maturity Date").  At any time prior to the Maturity Date, the Company shall have the right to prepay this Note, in whole or in part, without penalty.  The Company will give to Holder ten (10) days' written notice of its intent to prepay this Note.  On such prepayment date, the Company will pay in respect of this Note in cash the principal amount being prepaid plus accrued Interest.

2.           Paragraph 5 of the Note is hereby amended by adding the following as the last sentence in such Paragraph:

This Note and an 8% Subordinated Note in the principal amount of One Million Dollars ($1,000,000) that the Company issued to the Holder on November 7, 2011 rank equally and without priority one over another.

In all other respects, the Note is confirmed, ratified, and approved and, as amended by this Allonge, shall continue in full force and effect.

IN WITNESS WHEREOF, the Company and the Holder have caused this Allonge to be executed and delivered as of the date and year first above written.

DIGITAL ALLY, INC. By:____________________________________________ Stanton E. Ross Its: Chairman, President and CEO THE HOLDER: ________________________________________________